As filed with the Securities and Exchange Commission on November 10, 2010
Registration No. 333—

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
CORPORATE PROPERTY
ASSOCIATES 14 INCORPORATED
(Exact name of registrant as specified in its charter)

Maryland	26-0500600
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)
50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Mark J. DeCesaris
Chief Financial Officer
50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:
Paul Marcotrigiano, Esq.
W. P. Carey & Co. LLC
50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100
     Approximate date of commencement of proposed sale to public: From time to time after the effective date of the Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☑
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount to be	Offering Price	Aggregate	Amount of
Title of Each Class of Securities to be Registered	Registered	Per Unit(1)	Offering Price(1)	Registration Fee
Common Stock, $0.001 Par Value	3,000,000 shares	$11.21	$33,630,000	$2,397.82

(1)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(d) under the Securities Act of 1933, as amended, based on the offering price of 95% of the most recently published estimated net asset value of $11.80 per share.

PROSPECTUS
Distribution Reinvestment and Stock Purchase Plan
3,000,000 Shares
CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
     We have established a 2010 Distribution Reinvestment and Stock Purchase Plan, which we refer to as the Plan, designed to provide existing holders of shares of our common stock with an economical and convenient method to designate the cash distributions on all or a portion of their shares for reinvestment in additional shares through the Plan. Some of the significant features of the Plan are as follows:
•	Participants may purchase additional shares, if desired, by automatically reinvesting all or a portion of their cash distributions in shares and/or by making voluntary cash investments in shares under the Plan at 95% of the most recently published estimated net asset value per share.

•	Phoenix American Financial Services, Inc. will serve as the administrator for the Plan. Shares will be purchased by the Plan administrator directly from us to fulfill requirements for the Plan.

•	You may join the Plan by signing and delivering the enclosed authorization card to the Plan administrator. You can also obtain an authorization card by requesting one from the Plan administrator.

•	Participation in the Plan is entirely voluntary, and participants may terminate their participation at any time and have their shares transferred out of the Plan account. Shareholders who do not choose to participate in the Plan will continue to receive cash distributions, as declared, in the usual manner.

•	Cash distributions are still taxable even though reinvested. At the end of each year, we will provide you with a statement of distributions earned and tax withheld (Form 1099), if any, to assist you in preparing your tax return.
     All questions concerning the Plan should be directed to:
PHOENIX AMERICAN FINANCIAL SERVICES, INC.
2401 KERNER BOULEVARD
SAN RAFAEL, CA 94901-5529
(888) 241-3737
     An investment in our common stock entails certain material risks and uncertainties that should be considered. See Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission on March 26, 2010.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 10, 2010

     You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
     You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

-i-

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
SUMMARY INFORMATION
     We are a publicly owned, non-actively traded real estate investment trust, or REIT, that invests in commercial properties leased to companies domestically and internationally. As a REIT, we are not subject to U.S. federal income taxation as long as we satisfy certain requirements, principally relating to the nature of our income, the level of our distributions and other factors. We earn revenue principally by leasing the properties we own to single corporate tenants, primarily on a triple-net lease basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property. As used in this prospectus, the terms “CPA®:14,” “we,” “us” and “our” include Corporate Property Associates 14 Incorporated, its consolidated subsidiaries and predecessors, unless otherwise indicated.
     As of June 30, 2010, our portfolio was comprised of our full or partial ownership interest in 310 properties, substantially all of which were triple-net leased to 86 tenants, and totaled approximately 29 million square feet (on a pro rata basis) with an occupancy rate of approximately 95%. We were formed as a Maryland corporation in 1997 and are managed by W. P. Carey & Co. LLC, or WPC, and its subsidiaries, or collectively, the advisor. WPC is a publicly-traded company listed on the New York Stock Exchange under the symbol “WPC.”
     Our principal executive offices are located at 50 Rockefeller Plaza, New York, NY 10020 and our telephone number is (212) 492-1100.

RISK FACTORS
     Investment in our shares has risks. You should carefully consider the risks described in Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, or the SEC, on March 26, 2010, or our 2009 Annual Report, Exhibit 99.1 to our Current Report on Form 8-K dated November 10, 2010 and the other filings we make under the Securities Exchange Act of 1934, as amended, or the Exchange Act, from time to time, as well as other information in this prospectus before purchasing our shares. Item 1A. Risk Factors in our 2009 Annual Report and Exhibit 99.1 to our Current Report on Form 8-K dated November 10, 2010 are incorporated herein by reference. Each of the risks described could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our shareholders. In such case, you could lose all or a portion of your original investment.

SUMMARY DESCRIPTION OF THE PLAN
PURPOSE OF THE PLAN
     The primary purpose of the Plan is to provide current holders of shares with an economical and convenient method of increasing their investment in CPA®:14 by investing cash distributions in additional shares and/or by making voluntary cash investments in shares at 95% of the most recently published estimated net asset value per share of our common stock WITHOUT PAYMENT OF ANY BROKERAGE COMMISSION or service charge. As shares are purchased from CPA®:14 under the Plan, we will receive additional funds for general corporate purposes.
     The following questions and answers will provide you with a description of the Plan and how it works. If you do not participate in the Plan, you will receive cash distributions, as declared and paid in the usual manner.
PARTICIPATION
1.	WHO IS ELIGIBLE TO ENROLL AND PARTICIPATE IN THE PLAN?
If you hold any shares of CPA®:14 common stock registered in your name on the records of our transfer agent, Phoenix American Financial Services, Inc., or Phoenix American, and you meet applicable suitability standards, you may enroll and participate in the Plan.
Shareholders who are citizens or residents of a country other than the United States, its territories or possessions should make certain that their participation does not violate local laws governing such things as taxes, currency and exchange controls, stock registration and foreign investments.
2.	HOW DOES AN ELIGIBLE SHAREHOLDER PARTICIPATE?
To enroll in the Plan, you must sign the enclosed authorization card and mail it to Phoenix American, the agent for each participant in the Plan. If your shares are registered in more than one name (e.g., joint tenants, trustees, etc.), all registered holders must sign the authorization card. You may obtain an authorization card at any time by contacting Phoenix American. Shareholders who wish to participate in the Plan may purchase shares through the Plan only after receipt of a prospectus relating to the Plan, which prospectus may also relate to a concurrent public offering of shares by us.
3.	WHEN MAY AN ELIGIBLE SHAREHOLDER JOIN THE PLAN?
As an eligible shareholder, you may join the Plan at any time. Participation will begin with the first distribution after the completed authorization card designating the reinvestment of distributions is received by Phoenix American, provided there is sufficient time for processing prior to the record date for that distribution. Participation may also begin upon the receipt of a voluntary cash investment accompanied by a completed authorization card. To ensure participation, your form should be received by Phoenix American by the 15th day of the month preceding the month in which we pay a distribution. Our distributions are expected to be paid on or about the 15th of January, April, July and October unless that date is not a business day (such as a Sunday), in which case they are usually paid on the first following business day. The distribution record date normally precedes the payment date by approximately two weeks.
DISTRIBUTION REINVESTMENT
4.	WHEN WILL DISTRIBUTIONS BE REINVESTED TOWARD THE PURCHASE OF ADDITIONAL SHARES?
The distributions on our common stock are expected to be paid on or about the 15th of January, April, July and October. Phoenix American will make every reasonable effort to reinvest distributions on the day the cash distribution is paid (except where necessary to comply with applicable securities laws) by us by purchasing newly issued shares directly from CPA®:14. If, for any reason beyond the control of Phoenix American, reinvestment of the distributions cannot be completed within 30 days after the applicable distribution payment date, your funds held by Phoenix American will be distributed to you.
5.	HOW WILL REINVESTMENT PURCHASES BE MADE?
All shares purchased for you under the Plan will be newly-issued shares purchased directly from CPA®:14. The number of shares to be purchased for you through a reinvestment purchase will depend upon the amount of the distributions being reinvested and the most recently published estimated net asset value per share of our common stock. Phoenix American will purchase as many whole shares and fractional shares (computed to four decimal places) as can be purchased with that amount of distributions.
6.	HOW WILL THE PRICE OF SHARES PURCHASED THROUGH THE PLAN BE DETERMINED?
The price of shares purchased from us through the Plan will be equal to 95% of the most recently published estimated net asset value per share of our common stock. Factors used to calculate estimated net asset value per share include estimates of the fair market value of the our real estate and mortgage debt, which were provided by a third party. This amount is then adjusted based on certain factors, principally estimated disposition costs (including estimates of expenses, commissions and fees payable to the advisor) and an estimate of our net other assets and liabilities as of the same date. The estimate of our net other assets and liabilities is based on unaudited preliminary financial results, which may differ from amounts included in our audited consolidated financial statements. The estimate produced by this calculation is then rounded to the nearest $.10. The determination of our estimated net asset value involves a number of assumptions and management judgments, including disposition costs and net other assets and liabilities. These assumptions and judgments may prove to be inaccurate. There can be no assurance that a shareholder would realize the estimated net asset value per share if we were to liquidate or engage in another type of liquidity event today. The most recently published estimated net asset value per share as of the date of this prospectus, based upon an appraisal as of December 31, 2009, was $11.80 per share. Therefore, in this offering, shares will initially be purchased at $11.21 per share until we publish an updated estimated net asset value per share.
We typically determine an estimated net asset value annually; however, we may do so more frequently under certain circumstances, such as in connection with an extraordinary corporate transaction. In our Quarterly Report on Form 10-Q for the period ended June 30, 2010, we announced that our board of directors formed a special committee of independent directors to explore possible liquidity transactions, including transactions proposed by our advisor. The special committee is authorized to retain, and has retained, legal and financial advisors to assist the committee in its review. A liquidity transaction could take a variety of forms, including, without limitation, a merger and/or sale of assets, and, like prior liquidity transactions undertaken by other CPA programs, it could involve one or more than other CPA REITs and/or affiliates of our advisor. We may undertake an interim analysis of our estimated net asset value in connection with a liquidity transaction, which may result in a new purchase price for shares purchased through the Plan, or we may elect to suspend the Plan in connection with a liquidity transaction. The execution of a liquidity transaction could be affected by a variety of factors, such as the availability of financing on acceptable terms, conditions in the economy and the commercial real estate market and the performance of our tenants, many of which are outside of our control. There can be no assurance that the special committee’s efforts will result in the occurrence of a liquidity transaction in the near future or at all.
7.	WILL SHARES ACQUIRED THROUGH THE PLAN BE SUBJECT TO DISTRIBUTION REINVESTMENT?
Yes. All distributions paid on shares acquired through the Plan will be reinvested in shares of common stock pursuant to the Plan. The distributions paid on such shares will continue to be reinvested unless you elect to have them paid in cash by changing your investment option.
8.	MAY I ENROLL LESS THAN ALL OF THE SHARES I OWN IN THE PLAN?
Yes. You do not have to include all of the shares you own in the Plan, but all of the distributions paid on the enrolled shares will be reinvested.
VOLUNTARY CASH INVESTMENTS
9.	HOW AND WHEN MAY VOLUNTARY CASH INVESTMENTS BE MADE?
You may make a voluntary cash investment when you enroll in the Plan, and thereafter, as long as you are enrolled in the Plan. You may purchase additional shares of our common stock by sending to Phoenix American a check or money order made payable to Corporate Property Associates 14 Incorporated along with a completed authorization card, which can be requested from Phoenix American. Voluntary cash investments must be received by Phoenix American on or before the voluntary cash investment date, which is generally the 15th day of the month prior to the month in which a distribution is to be paid.

All shares purchased for you under the Plan will be newly-issued shares purchased directly from CPA®:14. The number of shares to be purchased for you through an additional cash contribution will depend upon the amount of the contribution and the estimated net asset value per share of our common stock. Phoenix American will purchase as many whole shares and fractional shares (computed to four decimal places) as can be purchased with the amount of your contribution.
10.	WHEN WILL VOLUNTARY CASH INVESTMENTS BE INVESTED TOWARD THE PURCHASE OF ADDITIONAL SHARES?
The investment will be made on the 15th day of the month prior to the month in which a distribution is paid or, if that is not a business day, the first succeeding day which is a business day.
11.	HOW WILL THE PRICE OF SHARES PURCHASED THROUGH VOLUNTARY CASH INVESTMENTS BE DETERMINED?
The price of shares purchased from us through the Plan, whether through distribution reinvestment or voluntary cash investments, will be equal to 95% of the most recently published estimated net asset value per share. Net asset value is generally determined by adding the most recent appraised value of the real estate owned by CPA®:14 to the value of our other assets, subtracting the total amount of all liabilities and dividing the difference by the total number of outstanding shares. We typically determine an estimated net asset value annually; however, we may do so more frequently under certain circumstances.
12.	WILL SHARES ACQUIRED THROUGH VOLUNTARY CASH INVESTMENTS BE SUBJECT TO DISTRIBUTION REINVESTMENT?
Yes. All distributions paid on shares acquired through the Plan will be reinvested in shares of common stock pursuant to the Plan. The distributions paid on such shares will continue to be reinvested unless you elect to have them paid in cash by changing your investment option.
13.	WHAT HAPPENS IF A VOLUNTARY CASH INVESTMENT IS RECEIVED AFTER THE VOLUNTARY CASH INVESTMENT DATE?
The purchase of stock as a result of voluntary cash investments received by Phoenix American will normally begin on the voluntary cash investment date in each quarter. Phoenix American will immediately forward any voluntary cash investments it receives directly to CPA®:14 for the purchase of shares. If Phoenix American receives your voluntary cash investment after the distribution payment date in any quarter, it will immediately forward your funds to CPA®:14, and CPA®:14 will hold them until the next distribution payment date, when your funds will be used to purchase shares. Similarly, if for any reason a distribution is not paid in any quarter, CPA®:14 will hold any voluntary cash investment it has received until the next distribution payment date. No interest will be paid on cash investments when they are held by CPA®:14. Therefore, we strongly urge you to submit any voluntary cash investments so that they are received shortly before the voluntary cash investment date for a quarter. If you wish to have your cash investment returned to you at any time before your cash is used to purchase shares, please call CPA®:14’s Investor Relations Department at (212) 492-8920, or Phoenix American at (888) 241-3737, and your cash will be promptly returned to you.
COSTS
14.	WHAT COSTS ARE ASSOCIATED WITH INVESTMENTS IN THE PLAN?
You are not charged and we do not currently pay brokerage commissions, selling commissions, selected dealer fees or wholesaling fees in connection with purchases under the Plan. CPA®:14 will pay costs associated with the administration of the Plan. In no event will any discounts (including, without limitation, any discounts attributable to our payment, if any, of fees and commissions on behalf of participants) on shares exceed 5% of the fair market value of such purchased shares.

OWNERSHIP OF SHARES
15.	HOW IS OWNERSHIP OF SHARES PURCHASED THROUGH THE PLAN RECORDED?
All shares of our common stock that you purchase through the reinvestment of distributions and/or voluntary cash investments are recorded in your name on our books.
SALE OF PLAN SHARES
16.	CAN THE SHARES HELD IN THE PLAN BE SOLD?
You may sell the shares held in the Plan at any time, subject to any restrictions we may impose on the sale of shares to protect our qualification as a REIT. There is no active trading market for our shares and it may be difficult for you to sell them quickly.
ISSUANCE OF STOCK CERTIFICATES
17.	WILL STOCK CERTIFICATES BE ISSUED FOR SHARES PURCHASED?
No stock certificates will be issued because we do not issue stock certificates. The number of shares you hold in the Plan will be shown on your regular account statement.
TERMINATION OF PLAN PARTICIPATION
18.	HOW DO I TERMINATE MY PARTICIPATION IN THE PLAN?
In order to terminate participation in the Plan, you must notify Phoenix American in writing. To be effective on a distribution payment date, the notice of termination must be received by Phoenix American at least 15 days before that distribution payment date. After Phoenix American receives such notice, distributions will be sent to you in the usual manner. Phoenix American may also terminate any participant’s account at any time in its discretion by notice in writing mailed to the participant. You may not make voluntary cash investments after you terminate your participation in the Plan.
19.	WHEN WILL A TERMINATION NOTICE BE EFFECTIVE?
A termination notice will be effective upon receipt by Phoenix American, provided such notice is received not later than the 15th day of the month preceding the month in which the next distribution is paid. You will be entitled to a refund of the uninvested portion of any voluntary cash investment if written notice is received by Phoenix American not later than two business days prior to the voluntary cash investment date.
20.	HOW ARE SHARES DISTRIBUTED UPON TERMINATION OF THE PLAN?
Your shares held under the Plan will be recorded on the books of CPA®:14 and will continue to be reflected on our books after termination of the Plan. We do not issue stock certificates.
TAX CONSEQUENCES
21.	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?
The reinvestment of distributions does not relieve you of U.S. federal income tax which may be payable on such distributions. Generally, a shareholder whose distributions are reinvested in our common stock purchased from us will be treated for U.S. federal income tax purposes as having received a distribution from us with respect to our common stock equal to the fair market value of our common stock credited to the shareholder’s Plan account on the date the distributions are reinvested. Fair market value will vary from time to time and will not necessarily be equal to the estimated net asset value per share of our common stock.
The income tax consequences for participants who do not reside in the United States may vary from jurisdiction to jurisdiction.
If you are considering participation in the Plan, we urge you to consult your tax advisors regarding the specific tax consequences (including the U.S. federal, state and local tax consequences) that may result from your participation in the Plan and of potential changes in applicable tax laws.
22.	HOW ARE U.S. FEDERAL TAX WITHHOLDING PROVISIONS APPLIED TO SHAREHOLDERS WHO PARTICIPATE IN THE PLAN?
If you are a U.S. shareholder and you fail to provide certain required U.S. federal income tax certifications, distributions on our common stock and proceeds from the sale of shares held for your account may be subject to U.S. federal backup withholding tax, currently at the rate of 28%.
If you are a foreign shareholder whose distributions are subject to U.S. federal tax withholding (generally at a rate of 30% or a lower treaty rate), the appropriate amount will be withheld and the balance will be used to purchase additional shares.
23.	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN FOR TAX-EXEMPT SHAREHOLDERS?
Tax-exempt shareholders, including individual retirement accounts, or IRAs, Keogh Plans, 401(k) plans, and charitable remainder trusts, generally will not be subject to U.S. federal income tax on our distributions, including distributions reinvested under the Plan. However, if a tax-exempt shareholder borrows to acquire shares it may be subject to U.S. federal income tax on our distributions.
PLAN ADMINISTRATION
24.	HOW WILL THE PLAN BE ADMINISTERED?
Phoenix American, our transfer agent, or a successor selected by us, will administer the Plan for participants, keep records, send statements of account to participants, answer participants’ questions and perform other duties related to the Plan.
25.	WHOM SHOULD I CONTACT FOR ANSWERS TO QUESTIONS REGARDING THE PLAN?
     All inquiries regarding the Plan should be sent to:
Phoenix American Financial Services, Inc.
2401 Kerner Boulevard
San Rafael, CA 94901-5529
(888) 241-3737
26.	WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?
As soon as practicable after each purchase, Phoenix American will provide to you an account statement showing the cash distribution, the number of shares purchased with the cash distribution and the year-to-date and cumulative cash distributions paid. These statements are your continuing record of current activity and should be retained for tax purposes. In additions, each participant will receive all communications sent to every other shareholder.

ADDITIONAL INFORMATION
27.	HOW WILL MY SHARES PURCHASED THROUGH THE PLAN BE VOTED AT SHAREHOLDERS’ MEETINGS?
Whole shares purchased through the Plan will be voted as you direct. Each participant will receive a proxy voting card for the total of their shares in CPA®:14, including whole shares held in the Plan. Fractional shares will not be voted.
28.	WHAT ARE THE LIABILITIES OF CPA®:14 AND PHOENIX AMERICAN UNDER THE PLAN?
Neither CPA®:14 nor Phoenix American shall have any responsibility or liability as to the value of our shares, any change in the value of the shares acquired for any participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts, if any, in which distributions are invested. Neither CPA®:14 nor Phoenix American shall be liable under the Plan for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (1) arising out of failure to terminate the participant’s account upon such participant’s death prior to receipt of notice in writing of such death or (2) with respect to the prices at which shares are purchased or sold for the participant’s account and the times such purchases or sales are made. Notwithstanding the foregoing, liability under the U.S. federal securities laws cannot be waived. Similarly, CPA®:14 and Phoenix American have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.
29.	MAY THE PLAN BE AMENDED, SUPPLEMENTED, SUSPENDED OR TERMINATED?
We reserve the right to amend, supplement or terminate the Plan upon prior written notice. Any amendment or supplement will be effective as to a participant unless, prior to its effective date, Phoenix American receives written notice of termination of the participant’s account. We may suspend the Plan at any time without notice to the participants.
30.	WHAT LAW GOVERNS THE PLAN?
The Plan and the authorization card signed by each participant (which is deemed to be a part of the Plan) and each participant’s account shall be governed by and construed in accordance with the laws of the State of Maryland; provided, that the foregoing choice of law will not restrict the application of any state’s securities laws to the sale of shares to its residents or within such state.

USE OF PROCEEDS
     The net proceeds from the sale of the common stock offered pursuant to the Plan and purchased from us will be used for general corporate purposes of CPA®:14, including the repurchase of shares pursuant to our redemption plan from time to time.
PLAN OF DISTRIBUTION
     We are offering a maximum of 3,000,000 shares to our current shareholders through the Plan. We have no basis for estimating the number of shares that will be sold. Shares will be purchased pursuant to the Plan directly from us. The price of the shares purchased directly from us through the Plan will be equal to 95% of the most recently published estimated net asset value per share of our common stock as determined by our board of directors from time to time. Our board of directors will generally determine net asset value by adding the most recent appraised value of the real estate owned by CPA®:14 to the value of our other assets, subtracting the total amount of all liabilities and dividing the difference by the total number of outstanding shares. Our estimated net asset value as of December 31, 2009 was $11.80 per share.
     There are no direct expenses to participants for the administration of the Plan. Administrative fees related to the purchase of shares through the Plan will be paid by us. We do not pay selling commissions, selected dealer fees or wholesaling fees for purchase of shares through the Plan.
INDEMNIFICATION OF OFFICERS AND DIRECTORS
     Indemnification is provided for in our Articles of Incorporation and in Article X of our Bylaws, and such provisions are incorporated herein by reference. Our Articles of Incorporation limit the liability of our directors and officers to us and our shareholders to the fullest extent permitted by the laws of the State of Maryland. Our Articles of Incorporation and Bylaws provide that the directors and their affiliates may be indemnified by us for losses arising from our operation only if the following conditions are met: (a) the directors, their affiliates or the advisor, have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the company, (b) the directors, their affiliates or the advisor were acting on behalf of or performing services for the company, (c) such liability or loss was not the result of negligence or misconduct by the directors, their affiliates or the advisor as described in the General Corporation Law of the State of Maryland and (d) such indemnification or agreement to exculpate is recoverable only out of the net assets of the company and not from our shareholders.
     We may, if our board of directors deems it appropriate in its sole discretion, obtain insurance for the benefit of our directors and officers, or enter into indemnification agreements with such directors and officers, relating to the liability of such persons.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
LEGAL MATTERS
     The validity of the common stock offered by this prospectus is being passed upon for us by Clifford Chance US LLP, New York, New York.
EXPERTS
     The financial statements and financial statement schedule incorporated in this prospectus by reference to our Current Report on Form 8-K dated November 10, 2010 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to our 2009 Annual Report have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, at http://www.sec.gov.
     We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning us and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.
     The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

Document	Period
Annual Report on Form 10-K (File No. 000-25771)	Year ended December 31, 2009
Quarterly Report on Form 10-Q (File No. 000-25771)	Quarter ended March 31, 2010
Quarterly Report on Form 10-Q (File No. 000-25771)	Quarter ended June 30, 2010

Document	Filed
Current Report on Form 8-K (File No. 000-25771)	June 15, 2010
Current Report on Form 8-K (File No. 000-25771)	July 7, 2010
Current Report on Form 8-K (File No. 000-25771)	July 23, 2010
Current Report on Form 8-K (File No. 000-25771)	September 22, 2010
Current Report on Form 8-K (File No. 000-25771)	November 10, 2010

Document	Filed
Definitive Proxy Statement on Schedule 14A (File No. 000-25771)	April 29, 2010

Document	Filed
Description of our common stock contained in our Registration Statement on Form 8-A (File No. 000-25771)	April 13, 1999
     All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.
     If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference in this prospectus but not delivered with this prospectus. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Corporate Property Associates 14 Incorporated, 50 Rockefeller Plaza, New York, New York, 10020, Telephone: (212) 492-8920.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table itemizes the expenses incurred by us in connection with the issuance and distribution of the securities being registered hereunder. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$2,398
Printing and engraving expenses	$5,000
Legal fees and expenses	$10,000
Accounting fees and expenses	$10,000
Blue Sky fees and expenses	$10,000
Miscellaneous	$2,476

Total	$39,874

Item 15. Indemnification of Directors and Officers.
     Indemnification is provided for in our Articles of Incorporation and in Article X of our Bylaws, and such provisions are incorporated herein by reference. Our Articles of Incorporation limit the liability of our directors and officers to us and our shareholders to the fullest extent permitted by the laws of the State of Maryland. Our Articles of Incorporation and Bylaws provide that the directors and their affiliates may be indemnified by us for losses arising from our operation only if the following conditions are met: (a) the directors, their affiliates or the advisor, have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the company, (b) the directors, their affiliates or the advisor were acting on behalf of or performing services for the company, (c) such liability or loss was not the result of negligence or misconduct by the directors, their affiliates or the advisor as described in the General Corporation Law of the State of Maryland and (d) such indemnification or agreement to exculpate is recoverable only out of the net assets of the company and not from our shareholders.
     We may, if our board of directors deems it appropriate in its sole discretion, obtain insurance for the benefit of our directors and officers, or enter into indemnification agreements with such directors and officers, relating to the liability of such persons.
Item 16. Exhibits.

Exhibit
No.
4.1	2010 Distribution Reinvestment and Stock Purchase Plan.

4.2	Corporate Property Associates 14 Incorporated Articles of Incorporation.(1)

4.3	Amended and Restated Bylaws of Corporate Property Associates 14 Incorporated.(2)

5.1	Opinion of Clifford Chance US LLP as to legality.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Clifford Chance US LLP (included in Exhibit 5.1).

99.1	Authorization Card.

(1)	Incorporated herein by reference to Exhibit 3.1 to our Registration Statement on Form S-11 (File No. 333-31437) filed with the SEC on July 16, 1997.

(2)	Incorporated herein by reference to Exhibit 3.2 to our Quarterly Report on Form 10-Q (File No. 000-25771) filed with the SEC on August 14, 2009.

Item 17. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 10, 2010.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
By:	/s/ Mark J. DeCesaris
	Name:	Mark J. DeCesaris
	Title:	Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Wm. Polk Carey Wm. Polk Carey	Chairman of the Board of Directors	November 10, 2010

/s/ Trevor P. Bond Trevor P. Bond	Chief Executive Officer (Principal Executive Officer)	November 10, 2010

/s/ Mark J. DeCesaris Mark J. DeCesaris	Chief Financial Officer (Principal Financial Officer)	November 10, 2010

/s/ Marshall E. Blume Marshall E. Blume	Director	November 10, 2010

/s/ James D. Price James D. Price	Director	November 10, 2010

EXHIBIT INDEX

Exhibit
No.
4.1	2010 Distribution Reinvestment and Stock Purchase Plan.

4.2	Corporate Property Associates 14 Incorporated Articles of Incorporation.(1)

4.3	Amended and Restated Bylaws of Corporate Property Associates 14 Incorporated.(2)

5.1	Opinion of Clifford Chance US LLP as to legality.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Clifford Chance US LLP (included in Exhibit 5.1).

99.1	Authorization Card.

(1)	Incorporated herein by reference to Exhibit 3.1 to our Registration Statement on Form S-11 (File No. 333-31437) filed with the SEC on July 16, 1997.

(2)	Incorporated herein by reference to Exhibit 3.2 to our Quarterly Report on Form 10-Q (File No. 000-25771) filed with the SEC on August 14, 2009.